Exhibit 99.1

ARMLOGI Holding Corp. Announces Its Fiscal 2025 Full-Year Financial Results

WALNUT, CA, September 25, 2025 (GlobeNewswire) -- Armlogi Holding Corp. (“Armlogi” or the “Company”) (Nasdaq: BTOC), a U.S.-based warehousing and logistics service provider that offers a comprehensive package of supply-chain solutions related to warehouse management and order fulfillment, today announced financial results for its fiscal year ended June 30, 2025.

Financial Results for the Fiscal Year Ended June 30, 2025:

●	Total revenue increased by approximately $23.4 million, or 14.0%, to $190.4 million for the fiscal year ended June 30, 2025, compared to $167.0 million for the fiscal year ended June 30, 2024. This growth was largely driven by continued demand for Armlogi’s transportation and warehousing services.

●	Cost of service rose by $44.5 million, or 29.9%, mainly due to higher freight, rental, labor, and warehouse expenses associated with the expansion of the Company’s operational footprint.

●	Gross profit declined to a loss of $3.0 million for the fiscal year ended June 30, 2025, compared with a gross profit of $18.1 million in the fiscal year ended June 30, 2024, with the gross margin falling to -1.6% from 10.8% the previous fiscal year. The decrease primarily reflects increases in third-party carrier costs, particularly with major suppliers, FedEx and UPS, as well as expenses associated with new warehouse leases and labor for expanded facilities.

●	General and administrative expenses totaled $14.7 million, representing a 47.2% increase in the fiscal year ended June 30, 2025 from $10.0 million in the prior fiscal year, primarily due to investments in business growth and additional professional and office costs.

●	Net loss for the fiscal year ended June 30, 2025 was $15.3 million, or $0.37 per basic and diluted share, compared to net income of $7.4 million, or $0.19 per share, for the fiscal year ended June 30, 2024.

●	Cash and cash equivalents and restricted cash at year-end were $13.6 million in the fiscal year ended June 30,2025, compared to $10.0 million as of the fiscal year ended June 30, 2024.

Management Commentary

Aidy Chou, Chairman and Chief Executive Officer of Armlogi, commented, “Fiscal year 2025 demonstrated continued strong demand for our logistics solutions, with 14% revenue growth and a more than four-fold increase in our active customer base. However, our results also reflect the significant operational challenges we faced as we expanded our warehouse network and navigated a difficult freight cost environment. The expansion of our operations with new warehouse facilities, while necessary for long-term growth, required substantial investments in labor and infrastructure that pressured our margins in the near term. Additionally, freight cost increases from our carriers have significantly impacted the profitability of our transportation services. We responded by diversifying our carrier relationships, but the industry-wide cost pressures continue to present headwinds.”

Mr. Chou continued: “Despite these challenges, we remain committed to our growth strategy and believe our expanded infrastructure positions us well for future opportunities. Looking ahead, our focus remains on operational optimization, technology-driven efficiency, and prudent cost management, as we position Armlogi for long-term, sustainable growth. “

Conference Call & Audio Webcast

Armlogi’s management team will hold an earnings conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss the Company’s financial results and provide an overview of its operations. Armlogi’s management team will lead the conference call and answer investor questions.

To access the call by phone, please dial 1-800-445-7795 (for international callers, dial 1-785-424-1699) approximately 10 minutes prior to the scheduled start time. Please use the conference ID: ARMLOGI. **NOTE: THIS CONFERENCE ID WILL BE REQUIRED FOR ENTRY

A live audio webcast of the conference call will be available online at https://viavid.webcasts.com/starthere.jsp?ei=1736177&tp_key=05c18b1042.

About Armlogi Holding Corp.

Armlogi Holding Corp., based in Walnut, CA, is a U.S.-based warehousing and logistics service provider that offers a comprehensive package of supply-chain solutions, including warehouse management and order fulfillment. The Company caters to cross-border e-commerce merchants looking to establish overseas warehouses in the U.S. market. With ten warehouses covering over three and a half million square feet, the Company offers comprehensive one-stop warehousing and logistics services. The Company’s warehouses are equipped with facilities and technology for handling and storing large and bulky items. Armlogi is a member of the Russell Microcap® Index. For more information, please visit www.armlogi.com.

Forward-Looking Statements

This press release contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions. The forward-looking events discussed in this press release and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties, and assumptions about us.

Company Contact:

info@armlogi.com

Investor Relations Contact:

Matthew Abenante, IRC

President

Strategic Investor Relations, LLC

Tel: 347-947-2093

Email: matthew@strategic-ir.com

*** tables follow ***

ARMLOGI HOLDING CORP.
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2025 AND 2024
(US$, except share data, or otherwise noted)

	June 30, 2025	June 30, 2024
	US$	US$
Assets
Current assets
Cash and cash equivalents	9,190,277	7,888,711
Accounts receivable and other receivables, net of (amortized cost of $22,802,369 and $25,872,226 and allowance for credit losses of $594,869 and $407,182 at June 30, 2025 and 2024, respectively)	22,207,500	25,465,044
Other current assets	998,925	1,624,611
Prepaid expenses	1,375,646	1,129,435
Loan receivables	3,893,563	1,877,131
Total current assets	37,665,911	37,984,932
Non-current assets
Restricted cash – non-current	4,387,550	2,061,673
Long-term loan receivables	—	2,908,636
Property and equipment, net	11,259,820	11,010,407
Intangible assets, net	54,627	92,708
Right-of-use assets – operating leases	115,361,185	111,955,448
Right-of-use assets – finance leases	745,547	309,496
Other non-current assets	739,555	711,556
Total assets	170,214,195	167,034,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current liabilities
Accounts payable and accrued liabilities	9,604,783	7,502,339
Contract liabilities	939,097	276,463
Income taxes payable	—	57,589
Due to related parties	—	350,209
Accrued payroll liabilities	283,150	405,250
Convertible notes	5,292,749	—
Operating lease liabilities – current	29,280,907	24,216,446
Finance lease liabilities – current	386,327	155,625
Total current liabilities	45,787,013	32,963,921
Non-current liabilities
Operating lease liabilities – non-current	98,939,552	93,126,092
Finance lease liabilities – non-current	397,692	169,683
Deferred income tax liabilities	—	1,536,455
Total liabilities	145,124,257	127,796,151

Commitments and contingencies
Stockholders’ equity
Common stock, US$0.00001 par value, 100,000,000 shares authorized, 42,250,934 and 41,634,000 issued and outstanding as of June 30, 2025 and June 30, 2024, respectively	422	416
Additional paid-in capital	16,668,858	15,468,864
Retained earnings	8,420,658	23,769,425
Total stockholders’ equity	25,089,938	39,238,705
Total liabilities and stockholders’ equity	170,214,195	167,034,856

ARMLOGI HOLDING CORP.
CONSOLIDATED STATEMENTS
OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED JUNE 30, 2025 AND 2024
(US$, except share data, or otherwise noted)

	Year Ended June 30, 2025	Year Ended June 30, 2024
	US$	US$
Revenue	190,408,258	166,977,034
Costs of service	193,408,827	148,894,227
Gross (loss) profit	(3,000,569)	18,082,807

Operating costs and expenses:
General and administrative	14,675,543	9,967,792
Total operating costs and expenses	14,675,543	9,967,792

(Loss) Income from operations	(17,676,112)	8,115,015

Other (income) expenses:
Other income, net	(2,714,344)	(2,320,257)
Loss on debt extinguishment	1,192,431	—
Loss on disposal of assets	43,625	—
Finance costs	714,352	47,649
Total other (income) expenses	(763,936)	(2,272,608)

(Loss) Income before provision for income taxes	(16,912,176)	10,387,623

Current income tax (recovery) expense	(26,954)	2,145,072
Deferred income tax (recovery) expense	(1,536,455)	801,333
Total income tax (recovery) expense	(1,563,409)	2,946,405
Net (loss) income	(15,348,767)	7,441,218
Total comprehensive (loss) income	(15,348,767)	7,441,218

Basic & diluted net (loss) earnings per share	(0.37)	0.19
Weighted average number of shares of common stock-basic	41,808,909	40,205,836
Weighted average number of shares of common stock-diluted	41,808,909	40,216,109

ARMLOGI HOLDING CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2025 AND 2024
(US$, except share data, or otherwise noted)

	For The Year Ended June 30, 2025	For The Year Ended June 30, 2024
	US$	US$
Cash Flows from Operating Activities:
Net (loss) income	(15,348,767)	7,441,218
Adjustments for items not affecting cash:
Net loss from disposal of fixed assets	43,625	—
Depreciation of property and equipment and right-of-use financial assets	2,931,993	1,996,720
Amortization	38,081	35,317
Non-cash operating leases expense	7,536,058	5,193,458
Current estimated credit loss	275,610	94,694
Loss on debt extinguishment	1,192,431	—
Accretion of convertible note	617,845	—
Deferred income taxes	(1,536,455)	801,333
Interest income	(144,501)	(109,427)
Changes in operating assets and liabilities
Accounts receivable and other receivables	2,981,935	(8,157,462)
Other current assets	625,686	11,881
Prepaid expenses	(246,211)	(332,531)
Other non-current assets	(28,000)	(711,556)
Accounts payable & accrued liabilities	2,102,444	(667,825)
Income tax payable	(57,589)	(2,597,106)
Contract liabilities	662,634	(147,719)
Accrued payroll liabilities	(122,100)	141,894
Net changes in derecognized ROU and operating lease liability	(63,874)	—
Net cash provided from operating activities	1,460,845	2,992,889

Cash Flows from Investing Activities:
Purchase of property and equipment	(2,889,928)	(5,208,522)
Proceeds from sale of property and equipment	48,000	—
Net loan disbursement amounts after repayments received	(1,000,000)	(2,229,083)
Proceeds from loan repayments	2,036,705	—
Net cash used in investing activities	(1,805,223)	(7,437,605)

Cash Flows from Financing Activities:
Net proceeds received from related parties	—	1,000
Proceeds (lend to) from related parties	(350,209)	511,353
Repayments of finance lease liabilities	(360,443)	(163,936)
Repayment of commitment payable	(150,000)	—
Repayment of SEPA	(3,260,000)	—
Deferred issuance costs for initial public offering	—	(951,617)
Proceeds from IPO and share issuance, net	8,092,473	7,471,180
Capital contributions from stockholders	—	969,021
Net cash provided by financing activities	3,971,821	7,837,001

Net increase in cash and cash equivalents and restricted cash	3,627,443	3,392,285
Cash and cash equivalents and restricted cash, beginning of year	9,950,384	6,558,099
Cash and cash equivalents and restricted cash, end of year	13,577,827	9,950,384

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Consolidated Balance Sheets that total the same amounts shown in the Consolidated Statements of Cash Flows:

Cash and cash equivalents	9,190,277	7,888,711
Restricted cash – non-current	4,387,550	2,061,673
Total cash and cash equivalents and restricted cash shown in the Consolidated Balance Sheet	13,577,827	9,950,384

Supplemental Disclosure of Cash Flows Information:
Cash paid for income tax	(122,248)	(4,742,178)
Cash paid for interest	(96,507)	(47,649)
Non-Cash Transactions:
Decrease in right-of-use assets due to remeasurement of lease terms	1,148,456	—
Right-of-use assets acquired in exchange for operating lease liabilities	27,857,474	81,927,507
Right-of-use assets acquired in exchange for finance lease liabilities	819,155	—
Shares issued to settle commitment fee	250,000	—
Shares issued pursuant to SEPA	950,000	—
IPO expenses paid by stockholders	—	300,000

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